PROSPECTUS	Filed pursuant to Rule 424(b)(3)
Registration No. 333-296943

Up to 7,500,000 Ordinary Shares

PRF Technologies Ltd.

This prospectus relates to the offer and sale of up to 7,500,000 of our ordinary shares, no par value per share, by YA II PN, LTD., or YA or the Selling Shareholder, a Cayman Islands exempt limited partnership.

The ordinary shares being offered by the Selling Shareholder are to be issued pursuant to the Standby Equity Purchase Agreement dated June 18, 2026 that we entered into with YA, or the Purchase Agreement. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our ordinary shares by the Selling Shareholder. However, we may receive up to $15.0 million in aggregate gross proceeds from sales of our ordinary shares to YA that we may make under the Purchase Agreement, from time to time during the 36 months following the execution of the Purchase Agreement, or the Advance Shares. Pursuant to the Purchase Agreement, we agreed to issue an aggerate of 20,276 ordinary shares to YA as consideration for its irrevocable commitment to purchase our ordinary shares under the Purchase Agreement, or the Commitment Shares. The additional 7,479,724 ordinary shares representing Advance Shares, that may be offered pursuant to this prospectus would be purchased by YA from time to time pursuant to the Purchase Agreement at a price equal to 97% of the lowest of the three daily volume weighted average prices, or VWAPs, during a pricing period as set forth in the Purchase Agreement and would be subject to certain limitations.

The Selling Shareholder may sell the ordinary shares included in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Shareholder may sell the shares in the section entitled “Plan of Distribution.” The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act.

The Selling Shareholder will pay all brokerage fees and commissions and similar expenses in connection with the offer and sale of the shares by the Selling Shareholder pursuant to this prospectus. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering under the Securities Act the offer and sale of the shares included in this prospectus by the Selling Shareholder. See “Plan of Distribution.”

Our ordinary shares are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “PRFX.” On June 18, 2026, the last reported sale price of our ordinary shares on Nasdaq was $1.65 per ordinary share.

We are a “foreign private issuer,” as defined under the U.S. federal securities law and are subject to reduced public company reporting requirements. See “Prospectus Summary – Implications of Being a Foreign Private Issuer” for additional information.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission (or the SEC), nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 29, 2026.

i

This prospectus is part of a registration statement on Form F-1 that we filed with the Securities and Exchange Commission, or the SEC. The Selling Shareholder may, from time to time, sell the securities described in this prospectus.

The Selling Shareholder may resell, from time to time, in one or more offerings, the ordinary shares offered by this prospectus. Information about the Selling Shareholder may change over time.

You should rely only on the information contained in this prospectus. We have not, and the Selling Shareholder has not, authorized anyone to provide you with different or additional information from that contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give. Neither the delivery of this prospectus nor the sale of our ordinary shares means that information contained in this prospectus is correct after the date of this prospectus.

This prospectus is an offer to sell only our ordinary shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The Selling Shareholder is not making an offer to sell our ordinary shares in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.

Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

For investors outside of the United States: Neither we nor the Selling Shareholder has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

We are incorporated under Israeli law and under the rules of the United States Securities and Exchange Commission, or the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act.

In this prospectus, “we,” “us,” “our,” the “Company,” “PRF” and “PRF Technologies” refer to PRF Technologies Ltd. and its subsidiaries, unless the context otherwise requires. All references to “shares” or “ordinary shares” are to our ordinary shares, no par value per share. All references to “Israel” are to the State of Israel. “U.S. GAAP” means the generally accepted accounting principles of the United States.

ii

Unless otherwise stated, all of our financial information presented in this prospectus, or incorporated by reference into this prospectus, has been prepared in accordance with U.S. GAAP. Any discrepancies in any table between totals and sums of the amounts listed are due to rounding. Unless otherwise indicated, or the context otherwise requires, references in this prospectus, or incorporated by reference into this prospectus, to financial and operational data for a particular year refer to the fiscal year of our company ended December 31 of that year. Our reporting currency and financial currency is the U.S. dollar. In this prospectus, “NIS” means New Israeli Shekel, and “$,” “US$” and “U.S. dollars” mean United States dollars.

DeepSolar, MyDeepSolar, OcuRing™-K and our other registered or common law trademarks, trade names or service marks appearing in this prospectus are owned by us. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights of the applicable licensor to these trademarks and trade names. Unless otherwise stated in this prospectus, we do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information.

On February 3, 2026, we effected a 1-for-5 reverse share split of our authorized ordinary shares, no par value per share, including our issued and outstanding ordinary shares. February 6, 2026 was the first date when our ordinary shares began trading on Nasdaq after implementation of that reverse split. Unless otherwise indicated, all information in this prospectus assumes or gives effect to the reverse share split.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes incorporated by reference into this prospectus and the other documents incorporated by reference into this prospectus, which are described under “Incorporation by Reference” before making an investment in our securities.

Company Overview

We are a specialty pharmaceutical company focused on the reformulation of established therapeutics. Our proprietary extended-release drug-delivery system is designed to provide an extended period of post-surgical pain relief without the need for repeated dose administration while reducing the potential need for the use of opiates. In March 2025, we acquired the business operations related to an AI-driven solar analytics technology, DeepSolar.

PRF Technologies Drug Development Business

Our strategy is to incorporate generic drugs with our proprietary extended-release drug-delivery system in order to create extended release drug products and to take advantage of the 505(b)(2) regulatory pathway created by the FDA. The 505(b) (2) new drug application, or NDA, process, provides for FDA approval of a new drug based in part on data that was developed by others, including published literature references and data previously reviewed by the FDA in its approval of a separate application. PRF-110, our first product candidate, is based on the local anesthetic ropivacaine, targeting the post-operative pain relief market. PRF-110 is an oil-based, viscous, clear solution that is deposited directly into the surgical wound bed prior to closure to provide localized and extended post-operative analgesia.

DeepSolar Business

The DeepSolar technology is a cutting-edge AI-powered analytics software that optimizes the efficiency and profitability of solar energy assets. DeepSolar’s software helps solar system site owners maximize energy production and increase profitability through an AI based software that monitors and analyzes their solar assets. Its technology integrates seamlessly with supervisory control and data analytics (SCADA) systems via a centralized dashboard, offering real-time monitoring, performance analytics, and automated maintenance solutions. The DeepSolar technology extracts the data and analyzes it in real-time, while providing actionable insights that help boost productivity and enhance control through automatic tools for daily monitoring and reporting and with top-down and bottom-up operational dashboards.

Recent Developments

Name Change

Effective January 15, 2026, we changed our name from “PainReform Ltd.” to PRF Technologies Ltd. reflecting our evolution into a diversified innovation platform spanning specialty pharmaceuticals, advanced drug-delivery technologies, and AI-driven renewable-energy analytics, marking a strategic shift beyond our original single-product focus.

Standby Equity Purchase Agreement with YA – June 2026

On June 18, 2026, we entered into the Purchase Agreement with YA, pursuant to which YA has committed to purchase up to $15.0 million of Advance Shares, or the Commitment Amount, at our direction from time to time, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, during the period commencing on the date of execution of the Purchase Agreement until the earlier of (i) the 36-month anniversary of the date of execution of the Purchase Agreement, and (ii) YA’s purchase of the total Commitment Amount under the Purchase Agreement, such period the Commitment Period. Pursuant to the Purchase Agreement, we also agreed to pay YA a commitment fee equal to 1.0% of the Commitment Amount, or the Commitment Fee, as consideration for its irrevocable commitment to purchase the Advance Shares under the Purchase Agreement, payable in four equal installments, of which the first installment, constituting the Commitment Shares, was paid in ordinary shares on the date of execution of the Purchase Agreement and the remaining three installments, which shall be payable in cash, will be paid every three months following thereafter until all installments have been paid in full. The Commitment Shares are also covered by this prospectus.

1

This prospectus covers the resale of up to 7,500,000 ordinary shares comprised of: (i) 20,276 ordinary shares issued as the Commitment Shares on the date of execution of the Purchase Agreement, and (ii) 7,479,724 ordinary shares as the Advance Shares that we have reserved for issuance and sale to YA as Advance Shares under the Purchase Agreement from time to time during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, if and when we determine to sell additional ordinary shares to YA under the Purchase Agreement.

YA has no right to require us to sell any ordinary shares to YA, but YA is obligated to make purchases of the Advance Shares as directed by us, subject to the restrictions and satisfaction of conditions set forth in the Purchase Agreement upon receipt of a notice sent by us to YA setting forth the number of ordinary shares that we desire to issue and sell to YA, or an Advance Notice. Actual sales of the Advance Shares to YA from time to time will depend on a variety of factors, including, among others, market conditions, the trading price of our ordinary shares and determinations by us as to the appropriate sources of funding for us and our operations. The purchase price of the Advance Shares that we may direct YA to purchase from time to time under the Purchase Agreement will be equal to 97% of the lowest of the three daily VWAPs during the three consecutive trading day period commencing on the date that we deliver any Advance Notice to YA, or the Pricing Period.

The Purchase Agreement provides that we may sell up to an aggregate of $15.0 million of ordinary shares to YA. We have filed the registration statement that includes this prospectus so that we may issue and sell to YA up to 7,479,724 ordinary shares from time to time from during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, through sales under the Purchase Agreement. Depending on the market prices of our ordinary shares at the time we elect to issue such shares to YA under the Purchase Agreement, we may need to sell more ordinary shares to YA than are offered under this prospectus to receive aggregate gross proceeds equal to the $15.0 million total commitment of YA under the Purchase Agreement, in which case we must first register for resale under the Securities Act additional shares, which could cause additional substantial dilution to our shareholders. The number of shares ultimately offered for resale by YA is dependent upon the number of shares we issue and sell to YA under the Purchase Agreement.

The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell our ordinary shares, our ability to meet the conditions set forth in the Purchase Agreement and any impacts of the Ownership Limitation (as defined below). We expect that any proceeds received by us from such sales of ordinary shares under the Purchase Agreement will be used for our research and development costs, working capital and general corporate purposes.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. In addition, YA has agreed that, during the term of the Purchase Agreement, neither YA nor its affiliates will engage in any short sales or hedging transactions with respect to our ordinary shares, provided YA or its affiliates may (i) sell “long”, as such term is defined in Rule 200 of Regulation SHO of the Exchange Act, the Commitment Shares and any Advance Shares issued by us to YA pursuant to an Advance Notice, and (ii) sell a number of ordinary shares equal to the number of Advance Shares that YA is unconditionally obligated to purchase under a pending Advance Notice but has not yet received from us or our transfer agent pursuant to the Purchase Agreement, or (i) and (ii) collectively, the Permitted Sales.

The Purchase Agreement prohibits us from directing YA to purchase ordinary shares if those shares, when aggregated with all other shares of our ordinary shares then beneficially owned by YA and its affiliates, would result in YA and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding ordinary shares, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Ownership Limitation.

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

2

The Purchase Agreement will automatically terminate upon the earliest of (i) the first day of the month next following the 36-month anniversary of the date of execution of the Purchase Agreement, and (ii) YA’s purchase of the total Commitment Amount under the Purchase Agreement. We have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to YA, provided that (i) there are no outstanding Advance Notices, the Advance Shares under which have yet to be issued and (ii) we have paid all amount owed to YA pursuant to the Purchase Agreement.

There are substantial risks to our shareholders as a result of the sale and issuance of ordinary shares to YA under the Purchase Agreement. These risks include substantial dilution, significant declines in our share price and our inability to draw sufficient funds when needed. See “Risk Factors.” Issuances of our ordinary shares under the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted as a result of any such issuance. Although the number of ordinary shares that our existing shareholders own will not decrease, the shares owned by our existing shareholders will represent a smaller percentage of our total outstanding shares after any such issuances pursuant to the Purchase Agreement.

Standby Equity Purchase Agreement with YA – May 2026

On May 7, 2026, we entered into Standby Equity Purchase Agreement, or the May 2026 SEPA, with YA, pursuant to which YA committed to purchase up to $10.0 million of our ordinary shares, or the May 2026 Commitment Amount, at our direction from time to time, subject to the restrictions and satisfaction of the conditions in the May 2026 SEPA, during the period commencing on the date of execution of the May 2026 SEPA until the earlier of (i) the 36-month anniversary of the date of execution of the May 2026 SEPA, and (ii) YA’s purchase of the total May 2026 Commitment Amount under the May 2026 SEPA.

Pursuant to the Purchase Agreement, we also paid and agreed to pay YA (i) a structuring fee in the amount of $25,000 for structuring the transaction and conducting due-diligence under the May 2026 SEPA, which we paid in 12,192 ordinary shares on the date of execution of the Purchase Agreement and (ii) a commitment fee equal to 1.0% of the May 2026 Commitment Amount as consideration for its irrevocable commitment to purchase our ordinary shares under the May 2026 SEPA, payable in four equal installments, of which the first installment was paid in 12,192 ordinary shares on the date of execution of the May 2026 SEPA and the remaining three installments, which are payable in cash, will be paid every three months following thereafter until all installments have been paid in full.

As of May 29, 2026, the May 2026 SEPA terminated following our issuance and sale of 2,152,798 ordinary shares for aggregate gross proceeds of $10.0 million (net proceeds of approximately $9.9) pursuant to the May 2026 SEPA.

Corporate Information

Our principal executive offices and registered office in Israel are located at 65 Yigal Alon St. Tel Aviv 6744316, Israel and our telephone number is +972-3-7177050. Our website address is  www.prf-tech.com. The information contained on, or that can be accessed through, our website is neither a part of nor incorporated into this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. Puglisi & Associates, or Puglisi, serves as our authorized representative in the United States for certain limited matters. Puglisi’s address is 850 Library Avenue, Newark, Delaware 19711.

Implications of Being a Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file reports with the United States Securities and Exchange Commission, or SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we report our financial results on a quarterly basis, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Section 8103 of the National Defense Authorization Act for Fiscal Year 2026, named the “Holding Foreign Insiders Accountable Act”, which was signed into law on December 18, 2025, requires directors and officers of foreign private issuers to make insider reports under Section 16(a) of the Exchange Act, effective March 18, 2026. Our principal shareholders continue to remain exempt from the short-swing profit recovery provisions contained in Section 16(b) of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted, and follow certain home country corporate governance practices instead of those otherwise required under the listing rules of Nasdaq for domestic U.S. issuers. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Foreign private issuers are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

3

The Offering

Ordinary Shares Outstanding Prior to this Offering	3,041,830 ordinary shares (as of June 22, 2026), which such number of ordinary shares includes the Commitment Shares).

Securities Offered by the Selling Shareholder	7,500,000 ordinary shares, represented as (i) 20,276 ordinary shares issued as the Commitment Shares to YA on the date of execution of the Purchase Agreement, and (ii) 7,479,724 ordinary shares as the Advance Shares that we may sell to YA under the Purchase Agreement from time to time.

Ordinary Shares Outstanding Immediately After this Offering	10,521,554 ordinary shares, assuming the issuance of all Advance Shares. The actual number of ordinary shares will vary depending upon the number of ordinary shares we sell under the Purchase Agreement.

Use of proceeds	We will not receive any proceeds from the sale of the Ordinary Shares included in this prospectus by the Selling Shareholder. We may receive up to $15.0 million aggregate gross proceeds under the Purchase Agreement from sales of ordinary shares that we elect to make to YA as Advance Shares pursuant to the Purchase Agreement, if any, from time to time in our sole discretion, although the actual amount of proceeds that we may receive cannot be determined at this time and will depend on the number of ordinary shares we sell under the Purchase Agreement and market prices at the times of such sales. Any proceeds that we receive from sales of ordinary shares under the Purchase Agreement will be used for our research and development costs, working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 5 of this prospectus and “Item 3. - Key Information – D. Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, as filed with the SEC on March 26, 2026, or the 2025 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital Market symbol	“PRFX”.

The number of the ordinary shares to be issued and outstanding immediately after this offering as shown above assumes that all of the ordinary shares offered hereby are sold and is based on 3,041,830 ordinary shares issued and outstanding as of June 22, 2026. This number excludes:

●	Options to purchase 43,551 ordinary shares with a weighted average exercise price of $42.40 per share, granted under our 2019 Option Plan, or together, our equity incentive plans;

●	36,449 ordinary shares reserved for future awards under our equity incentive plans;

●	2,894,259 warrants to purchase 448,797 ordinary shares at a weighted average exercise price of $27.40;

●	the Advance Shares and any additional shares we may issue to YA pursuant to the Purchase Agreement should we elect to sell such shares to YA.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to:

●	no exercise of the options and the warrants described above;

●	1-for-5 reverse share split of our authorized ordinary shares, no par value per share, including our issued and outstanding ordinary shares effected in February 2026.

4

RISK FACTORS

You should carefully consider the risks described below and the risks described in our 2025 Annual Report, which are incorporated by reference herein, as well as the financial or other information included in this prospectus or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before you decide to buy our securities. The risks and uncertainties described below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to the Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Shareholder, or the actual gross proceeds resulting from those sales.

On June 18, 2026, we entered into the Purchase Agreement with YA, pursuant to which YA has committed to purchase up to $15.0 million in ordinary shares, subject to certain limitations and conditions set forth in the Purchase Agreement. The ordinary shares that may be issued under the Purchase Agreement may be sold by us to YA at our discretion from time to time during the Commitment Period.

We generally have the right to control the timing and amount of any sales of our ordinary shares to YA under the Purchase Agreement. Sales of our ordinary shares, if any, to YA under the Purchase Agreement will depend upon market conditions and other factors. We may ultimately decide to sell to YA all, some or none of the ordinary shares that may be available for us to sell to YA pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by YA for the ordinary shares that we may elect to sell to YA under the Purchase Agreement, if any, will fluctuate based on the market prices of our ordinary shares during the applicable Pricing Period for each purchase made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of ordinary shares that we will sell to YA under the Purchase Agreement, the purchase price per share that YA will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by YA under the Purchase Agreement, if any.

Limitations in the Purchase Agreement, including the Ownership Limitation, and our ability to meet the conditions necessary to deliver an Advance Notice, could prevent us from being able to raise funds up to the Commitment Amount.

Moreover, although the Purchase Agreement provides that we may sell up to an aggregate of $15.0 million of our ordinary shares to YA, only 7,500,000 ordinary shares are being registered for resale by YA under the registration statement that includes this prospectus, consisting of (i) the Commitment Shares that we issued to issue to YA upon execution of the Purchase Agreement, and (ii) the Advance Shares that we may elect to sell to YA, in our sole discretion, from time to time from during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, through sales under the Purchase Agreement. Even if we elect to sell to YA all of the shares being registered for resale under this prospectus, depending on the market prices of our ordinary shares at the time of such sales, the actual gross proceeds from the sale of all such shares may be substantially less than the $15.0 million Commitment Amount under the Purchase Agreement, which could materially adversely affect our liquidity.

If we desire to issue and sell to YA under the Purchase Agreement more than the ordinary shares being registered for resale under this prospectus, and the Ownership Limitation and other limitations in the Purchase Agreement would allow us to do so, we would need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by YA of any such additional ordinary shares and the SEC would have to declare such registration statement or statements effective before we could sell additional ordinary shares.

Any issuance and sale by us under the Purchase Agreement of a substantial amount of ordinary shares in addition to the ordinary shares being registered for resale by YA under this prospectus could cause additional substantial dilution to our shareholders. The number of our ordinary shares ultimately offered for sale by YA is dependent upon the ordinary shares, if any, we ultimately sell to YA under the Purchase Agreement.

5

The resale by YA of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our ordinary shares to decline and to be highly volatile.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to YA. If and when we do elect to sell ordinary shares to YA pursuant to the Purchase Agreement, YA may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from YA in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from YA in this offering as a result of future sales made by us to YA at prices lower than the prices such investors paid for their shares in this offering.

We may require additional financing to sustain our operations and without it we will not be able to continue operations.

The extent to which we rely on YA as a source of funding will depend on a number of factors, including the prevailing market price of our ordinary shares, our ability to meet the conditions necessary to deliver Advance Notices under the Purchase Agreement, the impacts of the Ownership Limitation and the extent to which we are able to secure funding from other sources. Regardless of the amount of funds we ultimately raise under the Purchase Agreement, if any, we expect to continue to seek other sources of funding. Even if we were to sell to YA the total Commitment Amount under the Purchase Agreement, we expect that we will need additional capital to fully implement our business plan.

The sale of a substantial amount of our ordinary shares, including resale of the ordinary shares held by the selling shareholder in the public market could adversely affect the prevailing market price of our ordinary shares.

We are registering for resale 7,500,000 ordinary shares, or approximately 247% of our outstanding ordinary shares prior to this offering, as of June 22, 2026. Sales of substantial amounts of our ordinary shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares, and the market value of our other securities. We cannot predict if and when the selling shareholder may sell such shares in the public markets. Furthermore, in the future, we may issue additional ordinary shares or ordinary shares or other equity or debt securities convertible into ordinary shares or ordinary shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

Future sales and issuances of our ordinary shares or other securities might result in significant dilution and could cause the price of our ordinary shares to decline.

To raise capital, we may sell ordinary shares, convertible securities or other equity securities in one or more transactions other than those contemplated by the Purchase Agreement, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional ordinary shares, or securities convertible or exchangeable into ordinary shares, in future transactions may be higher or lower than the price per share paid by investors in this offering. Any sales of additional shares will dilute our shareholders.

Sales of a substantial number of ordinary shares in the public market or the perception that these sales might occur could depress the market price of our ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our ordinary shares. In addition, the sale of substantial numbers of our ordinary shares could adversely impact their price.

Management will have broad discretion as to the use of the net proceeds from the Purchase Agreement.

Our management will have broad discretion in the allocation of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

6

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this prospectus may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to, the factors summarized below:

•	our ability to continue as a going concern;

•	our history of losses and need for additional capital to fund our operations, and our ability to obtain additional capital on acceptable terms, or at all;

•	our dependence on the success of our product candidate, including OcuRing™-K and the commercialization of the DeepSolar solution;

•	the outcomes of clinical trials and other research regarding product candidates OcuRing and PRF-110;

•	our limited experience managing clinical trials;

•	our ability to retain key personnel and recruit additional employees;

•	our reliance on third parties for the conduct of clinical trials, product manufacturing and development;

•	the impact of competition and new technologies;

•	our ability to comply with regulatory requirements relating to the development and marketing of our product candidates;

•	our ability to establish and maintain strategic partnerships and other corporate collaborations;

•	the implementation of our business model and strategic plans for our business and product candidates;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and our ability to operate our business without infringing the intellectual property rights of others;

•	the overall global economic environment;

•	our ability to maintain the listing of our ordinary shares on the Nasdaq Capital Market;

•	our ability to develop an active trading market for our ordinary shares and whether the market price of our ordinary shares is volatile;

•	statements as to the impact of the political and security situation in Israel on our business, including due to the current security situation in Israel; and

•	those factors referred to in “Item 3.D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects in our 2025 Annual Report.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from those anticipated by the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

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USE OF PROCEEDS

This prospectus relates to our ordinary shares that may be offered and sold from time to time by YA. All of our ordinary shares offered by the Selling Shareholder pursuant to this prospectus will be sold by the Selling Shareholder for its own account. We will not receive any of the proceeds from these sales.

We may receive up to $15.0 million aggregate gross proceeds under the Purchase Agreement from any sales of ordinary shares we make to YA pursuant to the Purchase Agreement. However, we are unable to estimate the actual amount of proceeds that we may receive, as it will depend on the number of ordinary shares that we choose to sell, our ability to meet the conditions to purchases set forth in the Purchase Agreement, market conditions and the price of our ordinary shares, among other factors.

We currently intend to use the net proceeds of this offering for our research and development costs, working capital and general corporate purposes. Although we have identified some potential uses of the net proceeds to be received upon completion of this offering, we cannot specify these uses with certainty. Our management will have broad discretion in the application of the net proceeds and could use them for purposes other than those contemplated as of the date of this prospectus. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not result in our being profitable or increase our market value.

Our expected use of net proceeds under the Purchase Agreement represents our current intentions based on our present plans and business condition, which could change in the future as our plans and business conditions evolve. As of the date of this prospectus, we cannot predict with certainty any or all of the particular uses for the net proceeds to be received under the Purchase Agreement, or the amounts, if any, that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds may vary depending on numerous factors, including our ability to obtain additional financing and changes we may make to our development plan. As a result, our management will have broad discretion in the application of the net proceeds, which may include uses not set forth above, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in a variety of capital preservation investments, short and intermediate term, interest-bearing, investment-grade instruments, U.S. government securities and highly rated corporate debt securities, although our investment policy may change following the date of this prospectus supplement. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us.

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CAPITALIZATION

The following table sets forth our total capitalization as of December 31, 2025:

●	on an actual basis; and

●
on a pro forma basis, to give effect to (i) the issuance of 12,192 structuring fee shares pursuant to the May 2026 SEPA, (ii) the issuance of 12,192 commitment fee shares pursuant to the May 2026 SEPA, and (ii) the issuance and sale of 2,152,798 ordinary shares for aggregate gross proceeds for $10.0 million (net proceeds of approximately $9.9 million) pursuant to the May 2026 SEPA and (iii) the issuance of 13,759 ordinary shares upon the exercise of pre-funded warrants issued in connection with a business acquisition agreement that we entered into in February 2025,  as if such events had occurred on December 31, 2025; and

●	on a pro forma as adjusted basis, to give further effect to (i) the issuance of 20,276 ordinary shares as the Commitment Shares, and (ii) the issuance and sale of 7,479,724 ordinary shares as Advance Shares, at an assumed offering price of $1.84 per ordinary share, which is the last reported sale price of our ordinary shares on the Nasdaq on June 16, 2026, assuming the equity line will be partially utilized by us, after deducting the estimated offering expenses by us, as if such events had occurred on December 31, 2025.

The pro forma and pro forma as adjusted information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. The pro forma as adjusted information does not include information with respect to the May 2026 SEPA. You should read this information together with our consolidated financial statements.

The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

	As of December 31, 2025
U.S. dollars in thousands)	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$3,125	$13,025	$16,796

Shareholders’ equity:
Ordinary shares no par value per share; authorized 12,000,000; issued and outstanding 830,613 ordinary shares (actual), 3,021,554 ordinary shares (pro forma) and 10,521,554 ordinary shares (pro forma as adjusted)	-		-
Additional paid in capital	69,832	79,732	83,503
Accumulated deficit	(61,289)	(61,289)	(61,289)
Total shareholders’ equity	8,543	18,443	22,214

The number of the ordinary shares to be issued and outstanding immediately after this offering as shown above assumes that all of the ordinary shares offered hereby are sold and is based on 830,613 ordinary shares issued and outstanding as of December 31, 2025. This number excludes:

●	Options to purchase 43,551 ordinary shares with a weighted average exercise price of $42.40 per share, granted under our equity incentive plans;

●	36,449 ordinary shares reserved for future awards under our equity incentive plans;

●	3,015,228 warrants to purchase 462,600 ordinary shares at a weighted average exercise price of $27.10;

●	the issuance of (i) 12,192 ordinary shares as structuring fee shares, (ii) 12,192 ordinary shares as commitment fee shares and (iii) 2,152,798 ordinary shares as advance shares, each pursuant to the May 2026 SEPA;

●	the Advance Shares and any additional shares we may issue to YA pursuant to the Purchase Agreement should we elect to sell such shares to YA.

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SELLING SHAREHOLDER

This prospectus relates to the possible resale from time to time by YA of any or all of the ordinary shares that are to be issued by us to YA under the Purchase Agreement. For additional information regarding the issuance of ordinary shares covered by this prospectus, see the section titled “Prospectus Summary—Standby Equity Purchase Agreement with YA” above. Except for the transactions contemplated by the Purchase Agreement, YA does not, and has not had, any material relationship with us.

The table below presents information regarding the Selling Shareholder and the ordinary shares that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Shareholder. The number of shares in the column “Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus” represents all of the ordinary shares that the Selling Shareholder may offer under this prospectus. The Selling Shareholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Shareholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholder regarding the sale of any of the shares.

The beneficial ownership of our ordinary shares is determined in accordance with the rules of the SEC. See “Principal Shareholders” for additional information.

The percentage of ordinary shares beneficially owned by the Selling Shareholder prior to the offering shown in the table below is based on an aggregate of 3,041,830 ordinary shares outstanding on June 22, 2026. The number of ordinary shares that may actually be sold by us under the Purchase Agreement may be fewer than the number of ordinary shares being offered by this prospectus. The fourth column assumes the sale of all of the ordinary shares offered by the Selling Shareholder pursuant to this prospectus.

Name of Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Offered Pursuant to	Number of Ordinary Shares Owned After Offering
	Number(1)	Percent	this Prospectus (2)	Number(3)	Percent
YA II PN, LTD.(4)	20,276	*	7,500,000	–	–

*	Represents ownership of less than 1%.

(1)	This number represents an aggregate of 20,276 Commitment Shares that we issued to YA in consideration for entering into the Purchase Agreement with us. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of ordinary shares beneficially owned prior to the offering all of the ordinary shares that YA may be required to purchase under the Purchase Agreement, because the issuance of such ordinary shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of YA’s control, including the registration statement that includes this prospectus becoming and remaining effective.

(2)	Although the Purchase Agreement provides that we may sell up to $15 million of our ordinary shares to YA, we are only registering 7,500,000 ordinary shares for resale under this prospectus, including the Commitment Shares we have issued to YA as consideration for YA’s obligation to purchase ordinary shares at our direction under the Purchase Agreement. Therefore, only 7,479,724 of such ordinary shares represent shares that we may issue and sell to YA for cash consideration in purchases under the Purchase Agreement from time to time, at our sole discretion, during the 36-month period. Depending on the price per ordinary share at which we sell the Advance Shares to YA pursuant to the Purchase Agreement, we may need to sell to YA under the Purchase Agreement more ordinary shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $15.0 million Commitment Amount under the Purchase Agreement. If we choose to do so and otherwise satisfy the conditions in the Purchase Agreement, we must first register for resale under the Securities Act such additional ordinary shares. The number of ordinary shares ultimately offered for resale by YA is dependent upon the number of ordinary shares we sell to YA under the Purchase Agreement.

(3)	Assumes the sale of all ordinary shares being offered pursuant to this prospectus.

(4)	YA is a fund managed by Yorkville Advisors Global, LP or Yorkville LP. Yorkville Advisors Global II, LLC or Yorkville LLC is the General Partner of Yorkville LP. All investment decisions for YA are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092.

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PLAN OF DISTRIBUTION

On June 18, 2026, we entered into the Purchase Agreement with YA. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, YA is committed to purchase up to $15 million in ordinary shares during the Commitment Period. From time to time, and at our sole discretion, we may present YA with Advance Notices to purchase our ordinary shares. The ordinary shares would be purchased pursuant to the Purchase Agreement at 97% of the lowest of the three daily VWAPs during the applicable Pricing Period as set forth in the Purchase Agreement.

The ordinary shares offered by this prospectus are being offered by the Selling Shareholder. The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. We have agreed in the Purchase Agreement to provide customary indemnification to YA.

It is possible that the ordinary shares may be sold from time to time by YA in one or more of the following manners:

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	to a broker-dealer as principal and resale by the broker-dealer for its account;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our ordinary shares;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	a combination of any such methods of sale.

YA has agreed that, during the term of the Purchase Agreement, neither YA nor its affiliates will engage in any short sales or hedging transactions with respect to our ordinary shares, provided that YA and its affiliates may enter into Permitted Sales.

YA and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of ordinary shares by YA or any unaffiliated broker-dealer. Under these rules and regulations, YA and any unaffiliated broker-dealer:

●	may not engage in any stabilization activity in connection with our securities;

●	must furnish each broker that offers our ordinary shares covered by this prospectus and accompanying prospectus that are a part of our Registration Statement with the number of copies of such prospectus and accompanying prospectus which are required by each broker; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the ordinary shares by YA and any unaffiliated broker-dealer.

We have advised YA that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our ordinary shares covered by this prospectus by the Selling Shareholder. We estimate that our total expenses for the offering will be approximately $50,000 (excluding the Commitment Fee). As consideration for its irrevocable commitment to purchase our ordinary shares under the Purchase Agreement, we agreed to pay a commitment fee in an amount equal to 1.00% of the Commitment Amount payable quarterly in four (4) equal installments, first installment of which may be paid in cash or ordinary shares at the election of the Company and the remaining installments must be paid in cash. The first installment of the Commitment Fee is being paid in the form of Commitment Shares.

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DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is a summary of the material terms of our amended and restated articles of association and Israeli corporate law regarding our ordinary shares and the holders thereof. This description contains all material information concerning our ordinary shares but does not purport to be complete.

Articles of Association

Our purpose as set forth in our amended and restated articles of association is to engage in any lawful activity.  Our Israeli company number is 514418581.  The address of our registered office is 65 Yigal Alon St., Tel Aviv, Israel 6744316.

Share Capital

As of June 22, 2026, our authorized share capital consists of 12,000,000 ordinary shares, no par value per share, of which 3,041,830 ordinary shares are issued and outstanding.

All of our ordinary shares have identical voting and other rights in all respects. All of our issued and outstanding ordinary shares are duly authorized, validly issued, fully paid and non-assessable. Our amended and restated articles of association and the laws of the State of Israel do not restrict the ownership or voting of ordinary shares by non-residents of Israel, except with respect to citizens of countries that are, or have been, in a state of war with Israel.

Election of Directors

Under our amended and restated articles of association, our board of directors must consist of not less than five (5) but no more than eight (8) directors, including any external directors required to be appointed by the Israeli Companies Law, 5759-1999 or the Companies Law. In August 2024, an extraordinary general meeting of our shareholders approved an amendment to the our amended and restated articles of association, according to which the board of directors, excluding the external directors, if any (who shall be elected and serve in office in strict accordance with the provisions of the Companies Law, if so required by the Companies Law), shall consist of three classes of directors, which are appointed for fixed terms of office in accordance with the Companies Law and our amended and restated articles of association, as follows: (i) the term of office of the initial Class I director expired at the annual general meeting of our shareholders held in 2025 and it was renewed for a three (3) term, (ii) the term of office of the initial Class II director to expire at the annual general meeting of our shareholders to be held in 2026, and (iii) the term of office of the initial Class III director to expire at the annual general meeting of our shareholders to be held in 2027.

Other than external directors, who are elected and serve in office in accordance with the Companies Law, our directors are divided into three classes, and at each annual general meeting of our shareholders, commencing with the annual general meeting held in 2025, the successors to the class of directors whose term expires at that annual general meeting will be elected to serve for a three-year term. At each annual general meeting of our shareholders, commencing with the annual general meeting of our shareholders held in 2025, each of the successors elected to replace the directors of a class whose term shall have expired at such annual general meeting of our shareholders shall be elected to hold office until the third annual general meeting of our shareholders next succeeding his or her election for a three (3) year term. Notwithstanding anything to the contrary, each director shall serve until his or her successor is elected and qualified or until such earlier time as such director’s office is vacated. In addition, subject to our amended and restated articles of association and the Companies Law, our board of directors may appoint any person to serve as a director at any time, provided that the number of directors does not exceed the maximum number permitted under our amended and restated articles of association.

Directors so elected serve for the terms set forth in our amended and restated articles of association, unless their office is earlier vacated in accordance with our amended and restated articles of association or applicable law, including by removal by the general meeting in accordance with our amended and restated articles of association.

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The three classes of directors are Class I Director, Class II Director and Class III Director. Dr. Ehud Geller serves as our Class I Director until the close of the annual meeting to be held in 2028; Asi Shavit serves as our Class II Director until the close of the annual meeting to be held in 2026; and Mr. Efi Cohen-Arazi serves as our Class III Director until the close of the annual meeting to be held in 2027.

Any amendment, replacement or suspension of our amended and restated articles of association regarding the election of directors, as described above, require a majority of 65% of the voting power represented at the general meeting of our shareholders in person or by proxy and voting thereon.

External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances and may be removed from office pursuant to the terms of the Companies Law. For further information on the election and removal of external directors, see “Item 6 – Directors, Senior Management and Employees – C. Board Practices – External Directors” in our 2025 Annual Report.

Borrowing Powers

Pursuant to the Companies Law and our amended and restated articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Fiduciary Duties of Directors and Executive Officers

The Companies Law codifies the fiduciary duties that Office Holders (as defined in the Companies Law) owe to a company.

An Office Holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an Office Holder to act with the level of care with which a reasonable Office Holder in the same position would have acted under the same circumstances. The duty of loyalty requires that an Office Holder act in good faith and in the best interests of a company. The duty of care includes a duty to use reasonable means to obtain:

•	information on the advisability of a given action brought for his or her approval or performed by virtue of his or her position; and

•	all other important information pertaining to these actions.

The duty of loyalty requires an Office Holder to act in good faith and for the benefit of a company, and includes a duty to:

•	refrain from any conflict of interest between the performance of his or her duties to the company and his or her other duties or personal affairs;

•	refrain from any activity that is competitive with the company;

•	refrain from exploiting any business opportunity of the company to receive a personal gain for himself or herself or others; and

•	disclose to the company any information or documents relating to the company’s affairs which the Office Holder received as a result of his or her position as an Office Holder.

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Disclosure of Personal Interests of an Office Holder

The Companies Law requires that an Office Holder promptly disclose to the board of directors any personal interest that he or she may have concerning any existing or proposed transaction with a company, as well as any substantial information or document with respect thereof. An interested Office Holder’s disclosure must be made promptly and, in any event, no later than the first meeting of the board of directors at which the transaction is considered.

Under the Companies Law, a “personal interest” includes an interest of any person in an action or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director or general manager or in which he or she has the right to appoint at least one director or the general manager, but excluding a personal interest stemming from one’s ownership of shares in a company. A personal interest furthermore includes the personal interest of a person for whom the Office Holder holds a voting proxy or the interest of the Office Holder with respect to his or her vote on behalf of the shareholder for whom he or she holds a proxy, even if such shareholder itself has no personal interest in the approval of the matter. An Office Holder is not, however, obliged to disclose a personal interest if it derives solely from the personal interest of a relative of such Office Holder in a transaction that is not considered an extraordinary transaction. Under the Companies Law, an extraordinary transaction is defined as any of the following:

•	a transaction other than in the ordinary course of business;

•	a transaction that is not on market terms; or

•	a transaction that may have a material impact on a company’s profitability, assets or liabilities.

Approval Procedure

If an Office Holder has a personal interest in a transaction, approval by the board of directors is required for the transaction, unless the articles of association of a company provide for a different method of approval. Our amended and restated articles of association do not provide for any such different method of approval. Further, so long as an Office Holder has disclosed his or her personal interest in a transaction, the board of directors may approve an action by the Office Holder that would otherwise be deemed a breach of the duty of loyalty. However, a company may not approve a transaction or action that is adverse to such company’s interest or that is not performed by the Office Holder in good faith. Approval first by a company’s audit committee and subsequently by the board of directors is required for an extraordinary transaction in which an Office Holder has a personal interest. Arrangements regarding the Office Holders’ terms of office and employment (which includes compensation, indemnification or insurance) generally require the approval of the compensation committee, board of directors and, in certain circumstances, the shareholders, in that order, and must generally be consistent with our compensation policy.

Generally, a person who has a personal interest in a matter which is considered at a meeting of the board of directors or the audit committee may not be present at such a meeting or vote on that matter unless a majority of the directors or members of the audit committee have a personal interest in the matter, or unless the chairman of the audit committee or board of directors (as applicable) determines that he or she should be present in order to present the transaction that is subject to approval. Generally, if a majority of the members of the audit committee and the board of directors (as applicable) has a personal interest in the approval of a transaction, then all directors may participate in discussions of the audit committee and/or the board of directors on such transaction and the voting on approval thereof, but shareholder approval is also required for such transaction.

Transactions with Controlling Shareholders

Pursuant to Israeli law, the disclosure requirements regarding personal interests that apply to directors and executive officers also apply to a controlling shareholder of a public company. In the context of a transaction involving a controlling shareholder or an officer who is a controlling shareholder of a company, a controlling shareholder also includes any shareholder who holds 25% or more of the voting rights if no other shareholder holds more than 50% of the voting rights. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be a single shareholder and may be deemed a controlling shareholder for the purpose of approving such transaction.

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Extraordinary transactions, including private placement transactions, with a controlling shareholder or in which a controlling shareholder has a personal interest, and engagements with a controlling shareholder or his or her relative, directly or indirectly, including through a corporation under his or her control, regarding the company’s receipt of services from the controlling shareholder, and if such controlling shareholder is also an Office Holder or an employee of the company, regarding his or her terms of service or employment, require the approval of the audit committee or compensation committee, the board of directors and the shareholders of a company by a Special Majority under the Companies Law, in that order.

Arrangements regarding the terms of office and employment of a controlling shareholder who is an Office Holder, and the terms of employment of a controlling shareholder who is an employee of a company, require the approval of the compensation committee, board of directors and the shareholders by a Special Majority under the Companies Law, in that order, with respect to Office Holders’ compensation.

To the extent that any such transaction with a controlling shareholder is for a period extending beyond three years, approval is required once every three years, unless, with respect to extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, the audit committee determines that the duration of the transaction is reasonable given the circumstances related thereto.

Dividends and Dividend Policy

Dividends may be distributed only out of profits available for dividends as determined by the Companies Law, provided that there is no reasonable concern that the distribution will prevent the company from being able to meet its existing and anticipated obligations when they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution. In the event that we do not have retained earnings or earnings generated over the two most recent years legally available for distribution, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Generally, under the Companies Law, the decision to distribute dividends and the amount to be distributed is made by a company’s board of directors. The amended and restated articles of association provide that the board of directors may from time to time declare, and cause the company to pay, such dividends as may appear to it to be justified by the profits of the company and that the board of directors has the authority to determine the time for payment of such dividends and the record date for determining the shareholders entitled to receive such dividends. Declaration of dividends does not require shareholder approval.

Pursuant to our amended and restated articles of association, subject to the rights of holders of shares with limited or preferred rights, ordinary shares shall confer upon the holders thereof equal rights to receive dividends and to participate in the distribution of the assets upon its winding-up, in proportion to the amount paid up or credited as paid up on such shares, if such shares are not fully paid up.

We have never declared or paid any cash dividends on our ordinary shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

Payment of dividends may also be subject to Israeli withholding taxes. See “Taxation — Israeli Tax Considerations and Government Programs” in our 2025 Annual Report for additional information.

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Transfer of Shares

Ordinary shares which have been fully paid-up are transferable by submission of a proper instrument of transfer to us or our transfer agent together with the certificate of the shares to be transferred and such other evidence, if any, as the directors may require to prove the rights of the intending transferor in the transferred shares.

Our ordinary shares that are fully paid for are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by applicable law or the rules of a stock exchange on which the shares are traded. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, declared as enemies of Israel.

Shareholder Meetings

Our amended and restated articles of association provide that an annual general meeting must be held at least each year, not later than 15 months after the last preceding annual general meeting, at such time and place as may be determined by our board of directors. Our board may, in its discretion, convene additional shareholder meetings and, pursuant to the Companies Law, must convene a meeting upon the demand of two directors or one quarter of the directors then in office or upon the demand of the holder or holders of 5% of our issued share capital and 1% of its voting rights or upon the demand of the holder or holders of 5% of its voting rights. All demands for shareholder meetings must set forth the items to be considered at that meeting. Pursuant to the Companies Law, the holder or holders of 1% of our voting rights may request the inclusion of an item on the agenda of a future shareholder meeting, provided the item is appropriate for discussion at a shareholder meeting.

The agenda for a shareholder meeting is determined by the board of directors and must include matters in respect of which the convening of a shareholder meeting was demanded and any matter requested to be included by holder(s) of 1% of our voting rights. According to regulations promulgated pursuant to the Companies Law and governing the terms of notice and publication of shareholder meetings of public companies, or the General Meeting Regulations, holder(s) of one percent or more of our voting rights may propose any matter appropriate for deliberation at a shareholder meeting to be included on the agenda of a shareholder meeting, generally by submitting a proposal within seven days of publicizing the convening of a shareholder meeting, or, if we publish a preliminary notice at least 21 days prior to publicizing the convening of a meeting (stating its intention to convene such meeting and the agenda thereof), within 14 days of such preliminary notice. Any such proposal must further comply with the information requirements under applicable law and the Articles.

Pursuant to the Companies Law and regulations promulgated thereunder with respect to the convening of general meetings in a public company, shareholder meetings generally require prior notice of not less than 21 days, and for certain matters specified in the Companies Law, not less than 35 days. The function of the annual general meeting is to elect directors in accordance with the Articles, receive and consider the annual financial statements of the company, appoint auditors and fix their remuneration and transact any other business which under the Articles or applicable law may be transacted by the shareholders of a company in general meeting.

Pursuant to our amended and restated articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for our general meetings of shareholders is of at least two shareholders present in person, by proxy or voting instrument, who hold or represent between them at least 25% of our outstanding voting rights. A meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the Board of Director shall determine. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described under “— Shareholder Meetings.”

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Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our amended and restated articles of association. Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder, and (ii) the terms of employment or other engagement of the controlling shareholder or such controlling shareholder’s relative (even if such terms are not extraordinary) requires the approval described under “Item 6 – Directors, Senior Management and Employees – C. Board Practices – Approval of related party transactions under Israeli law” in our 2025 Annual Report, and (iii) approval of certain compensation-related matters require the approval described under “Item 6 – Directors, Senior Management and Employees – C. Board Practices – Compensation Committee – Compensation Committee and Compensation Policy” in our 2025 Annual Report. Under our amended and restated articles of association, the alteration of the rights, privileges, preferences or obligations of any class of our shares requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of a company pursuant to Section 350 of the Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register and register of material shareholders (as defined in the Companies Law), our amended and restated articles of association, our financial statements, other documents as provided in the Companies Law, and any document we are required by law to file publicly with the Israeli Companies Registrar. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to: (i) any action or transaction with a related party which requires shareholder approval under the Companies Law; or (ii) the approval, by the board of directors, of an action in which an Office Holder has a personal interest. We may deny a request to review a document if we determine that the request was not made in good faith, or if such denial is necessary to protect our interest or protect a trade secret or patent.

Shareholder Duties

Pursuant to the Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward a company and other shareholders and to refrain from abusing his or her power in the company, including, among other things, in voting at the general meeting of shareholders and at class shareholder meetings with respect to the following matters:

•	an amendment to the company’s articles of association;

•	an increase of the company’s authorized share capital;

•	a merger; or

•	approval of interested party transactions and acts of Office Holders that require shareholder approval.

In addition, a shareholder also has a general duty to refrain from discriminating against other shareholders.

Certain shareholders have a further duty of fairness toward a company. These shareholders include any controlling shareholder, any shareholder who knows that it has the power to determine the outcome of a shareholder vote or a shareholder class vote and any shareholder who has the power to appoint or to prevent the appointment of an Office Holder of the company or other power towards the company. The Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty to act with fairness, taking the shareholder’s position in the company into account.

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Mergers and Acquisitions under Israeli Law

(i) Mergers

The Companies Law permits merger transactions if approved by each party’s board of directors, and, unless certain requirements described under the Companies Law are met, a majority of each party’s shareholders, by a majority of each party’s shares that are voted on the proposed merger at a shareholders’ meeting.

The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, taking into account the financial condition of the merging companies. If the board of directors has determined that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voting at the shareholders meeting (excluding abstentions) that are held by parties other than the other party to the merger, any person who holds 25% or more of the means of control of the other party to the merger or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders.

If the transaction would have been approved but for the separate approval of each class of shares or the exclusion of the votes of certain shareholders as provided above, a court may still rule that the company has approved the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the appraisal of the merging companies’ value and the consideration offered to the shareholders.

Under the Companies Law, each merging company must send a copy of the proposed merger plan to its secured creditors. Unsecured creditors are entitled to receive notice of the merger, as provided by the regulations promulgated under the Companies Law. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the target company. The court may also give instructions in order to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies was obtained.

(ii) Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This rule does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company.

These requirements do not apply if the acquisition (i) occurs in the context of a private offering, on the condition that the shareholders’ meeting approved the acquisition as a private offering whose purpose is to give the acquirer at least 25% of the voting rights in the company if there is no person who holds at least 25% of the voting rights in the company, or as a private offering whose purpose is to give the acquirer 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company; (ii) was from a shareholder holding at least 25% of the voting rights in the company and resulted in the acquirer becoming a holder of at least 25% of the voting rights in the company; or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company.

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The special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the special tender offer is accepted by a majority of the votes of those offerees who gave notice of their position in respect of the offer; in counting the votes of offerees, the votes of a holder of control in the offeror, a person who has personal interest in acceptance of the special tender offer, a holder of at least 25% of the voting rights in the company, or any person acting on their or on the offeror’s behalf, including their relatives or companies under their control, are not taken into account.

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. In addition, the board of directors must disclose any personal interest each of member of the board of directors has in the offer or stems therefrom.

An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages resulting from his acts, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer was accepted by a majority of the shareholders who announced their stand on such offer, then shareholders who did not respond to the special offer or had objected to the special tender offer may accept the offer within four days of the last day set for the acceptance of the offer. In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it and any corporation controlled by them shall refrain from making a subsequent tender offer for the purchase of shares of the target company and may not execute a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

(iii) Full Tender Offer

Under the Companies Law, a person may not acquire shares in a public company if, after the acquisition, he will hold more than 90% of the shares or more than 90% of any class of shares of that company, unless a tender offer is made to purchase all of the shares or all of the shares of the particular class. The Companies Law also provides, subject to certain exceptions, that as long as a shareholder in a public company holds more than 90% of the company’s shares or of a class of shares, that shareholder shall be precluded from purchasing any additional shares unless tendering an offer to purchase all of the outstanding shares of the company or the applicable class of the shares. If the shareholders who do not respond to or accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class of the shares, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will be accepted if the shareholders who do not accept it hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of the shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, has the right, within six months from the date of acceptance of the tender offer, to petition the court to determine that the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the purchaser may provide in its offer that an offeree who accepted the tender offer will not be entitled to such rights.

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If the conditions set forth above are not met, the purchaser may not acquire additional shares of the company from shareholders who accepted the tender offer to the extent that following such acquisition, the purchaser would own more than 90% of the company’s issued and outstanding share capital.

Anti-Takeover Measures under Israeli Law

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of the closing of this offering, no preferred shares will be authorized under our amended and restated articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law as described above in “— Voting Rights.”

Changes in Capital

Our amended and restated articles of association enable us to increase or reduce our share capital. Any such change is subject to Israeli law and must be approved by a resolution duly passed by our shareholders at a general meeting. Our amended and restated articles of association also permit us to cancel registered share capital that has not yet been allocated, subject to applicable law. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Transfer Agent

The transfer agent and registrar for our ordinary shares is Equiniti Trust Company, LLC, 55 Challenger Road, 2nd Floor, Ridgefield Park, NJ 07660, and its telephone number is 800-937-5449.

Exchange Controls

There are no Israeli government laws, decrees or regulations that restrict or that affect our export or import of capital or the remittance of dividends, interest or other payments to non-resident holders of our securities, including the availability of cash and cash equivalents for use by us and our wholly-owned subsidiaries, except for ownership by nationals of certain countries that are, or have been, in a state of war with Israel or otherwise as set forth under “Taxation” in our 2025 Annual Report.

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LEGAL MATTERS

Greenberg Traurig, P.A., Tel Aviv, Israel, will pass upon certain legal matters regarding the securities offered hereby under U.S. federal securities law and Amit, Pollak, Matalon, will pass upon certain legal matters regarding the securities offered hereby under Israeli law.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2025 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1c to the financial statements) of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPENSES

Set forth below is an itemization of the total expenses, excluding placement agent discounts, expected to be incurred in connection with the offer and sale of the securities offered by us. With the exception of the SEC registration fee, all amounts are estimates:

SEC registration fee	$1,715
Transfer agent fees and expenses	10,000
Printer fees and expenses	2,000
Legal fees and expenses	22,000
Accounting fees and expenses	13,000
Miscellaneous	1,285
Total	$50,000

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WHERE YOU CAN FIND MORE INFORMATION

This registration statement on Form F-1 under the Securities Act relating to this offering of our ordinary shares of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information are filed by us with, or furnished to, the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports, including annual reports on Form 20-F, with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

We maintain a corporate website at www.prf-tech.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 26, 2026; and

●	our Reports on Form 6-K filed with the SEC on March 27, 2026, April 28, 2026 , May 7, 2026, May 26, 2026, May 28, 2026 and June 18, 2026 (in each case to the extent expressly incorporated by reference into our effective registration statements).

●	the description of the ordinary shares contained under the heading “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A, as filed with the SEC on August 31, 2020, including any subsequent amendment or any report filed for the purpose of updating such description.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at PRF Technologies Ltd., 65 Yigal Alon St., Tel Aviv, Israel 6744316, Attention: Ehud Geller, Executive Chairman of the Board, telephone number: +972-3-717-7051. You may also access these documents, free of charge, on our website at https://prf-tech.com/investors/. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus or any accompanying prospectus supplement.

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ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, substantially all of whom reside outside of the U.S., may be difficult to obtain within the U.S. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the U.S., any judgment obtained in the U.S. against us or any of our directors and officers may not be collectible within the U.S, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws.

We have been informed by our legal counsel in Israel, Amit, Pollak, Matalon, that it may be difficult to initiate an action in Israel based on the civil liability provisions of the U.S. federal securities laws or to enforce judgments of U.S. courts against us or our directors and officers based on such civil liability provisions. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to specified time limitations and legal procedures, an Israeli court may enforce a foreign judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided, among other things, that the Israeli court finds that:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and

●	the judgment is executory in the state in which it was given.

Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud,

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court,

●	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel,

●	the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or

●	at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israel court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Puglisi & Associates is the U.S. agent authorized to receive service of process in any action against us arising out of this offering. The address of Puglisi & Associates is 850 Library Avenue, Suite 204, Newark, Delaware 19711.

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Up to 7,500,000 Ordinary Shares

PRF Technologies Ltd.

PRELIMINARY PROSPECTUS

June 29, 2026